Exhibit (a)(1)(K)
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            GE Completes $5.3 Billion Acquisition of Heller Financial

        - Compelling Strategic Fit of Products, Services and Practices -
     - Enhances GE Capital's Positioning in Key Mid-Market Business Segments
                     And Provides New Platforms for Growth -

         Stamford, CT - October 25, 2001 - General Electric Capital Corporation ("GE Capital"), a diversified financial services company and subsidiary of the General Electric Company (NYSE: GE), today announced the completion of its acquisition of Heller Financial, Inc. ("Heller") for $5.3 billion in cash or $53.75 per share. All required domestic and foreign antitrust and banking regulators have approved the transaction.

         "We are very enthusiastic about this acquisition and the opportunities that it provides for growth, increased shareholder value and an enhanced product and service offering for our customers," said Denis J. Nayden, Chairman and CEO of GE Capital. "From the start, we have seen deep synergies between our two companies - in businesses, geographies, cultures and management practices. These synergies are complemented by Heller's respected presence in middle market finance and the new growth opportunities that GE Capital's strong balance sheet can provide to these businesses and their customers. Despite a more challenging economic environment, we are more confident than ever about the compelling strategic fit of these organizations and the long-term value that will be derived from combining them."

     Heller's primary businesses in commercial finance, equipment leasing and real estate finance will be folded into GE Capital's operations in these areas. Heller provides GE Capital with some of the following benefits:

o Recognized expertise and relationships across the middle market finance sector in the U.S. and key international markets, which will allow GE Capital to bolster its capabilities and offerings.

o    New international platforms in factoring, particularly in Europe.

o Innovative offerings in healthcare finance, with a primary focus on small and middle-market companies operating in specialized areas of the healthcare industry, including long-term care, assisted living, hospitals, physician practice management, mental health and durable medical equipment.

         GE Capital's financial resources will also enable significant development opportunities for Heller businesses, while providing its customers with the most cost-effective solutions for their growth needs.

         GE Capital and Heller share a number of values and practices. They both have a customer-centered vision, a strong credit risk management philosophy, a skilled and experienced workforce, superior asset origination capabilities and a commitment to quality.

          "Our business model for GE Capital is based on a combination of organic growth, acquisitions and productivity to meet our high growth and return targets," said Mike Neal, President and Chief Operating Officer of GE Capital. "Heller is a perfect example of this strategy in action. From this purchase, we gain additional assets from a well-run organization, whose similarities with our own company will allow us to bring these organizations together quickly and to accelerate best practice sharing, including GE's Six Sigma quality processes and digitization efforts to quickly drive productivity and cost improvements."

         "2001 has been a record acquisition year for GE Capital and has included transactions such as Rollins Truck Leasing Corp., Mellon Leasing, iGroup, SAFECO Credit Company and Franchise Finance Corporation of America," Mr. Nayden said. "Through nearly 400 acquisitions over the past ten years, we have a proven track record of successfully identifying, closing and integrating firms into our own. We are proud to have Heller as part of GE Capital, and believe its specialized offerings, additional geographic reach, skilled workforce and strong customer base will help to support our future growth."

         Pursuant to the merger agreement between the parties, Hawk Acquisition Corp., a wholly-owned subsidiary of GE Capital, today merged into Heller. In that merger, each outstanding share of Heller not purchased in the tender offer was converted into the right to receive the same $53.75 cash payment made in the tender offer.

         GE Capital, with assets of more than US$370 billion, is a global, diversified financial services company grouped into six key operating segments comprised of 24 businesses. A wholly-owned subsidiary of General Electric Company, GE Capital, based in Stamford, Connecticut, provides a variety of consumer services, such as credit cards and life and auto insurance; mid-market financing; specialized financing; specialty insurance; equipment management, and specialized services, to businesses and individuals in 47 countries around the world.

         GE is a diversified services, technology and manufacturing company with a commitment to achieving customer success and worldwide leadership in each of its businesses. GE operates in more than 100 countries and employs 313,000 people worldwide.

         Caution Concerning Forward-Looking Statements: This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors or failure of the transaction described to be completed for any reason. More detailed information about those factors is contained in GE's filings with the Securities and Exchange Commission.

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                  Media Contacts:

                  For Media:        Marissa Moretti, GE Capital, 203-961-2290

                  For Investors:    Mark Vachon, GE, 203-373-2468